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                                                                   Exhibit h(ix)


                 AMENDMENT TO ADMINISTRATIVE SERVICES AGREEMENT

     This Amendment (the "Amendment") is entered into as of May __, 2002 between RS INVESTMENT TRUST (the "Trust"), and RS Investment Management, L.P. ("RSIM, L.P.") (together, the "Parties").

     WHEREAS, the Trust and RSIM, L.P. entered into an Administrative Services Agreement (the "Agreement") on February 26, 1999, under which RSIM, L.P. agreed to provide certain business management services to the various series of shares of the Trust (each, a "Fund"); and

     WHEREAS, the Parties amended the Agreement as of December 5, 2000 to include the RS Money Market Fund (the "Money Market Fund") as a Fund for which RSIM, L.P. agreed to perform business management services under the Agreement; and

     WHEREAS, the Agreement currently states that no fee or compensation is payable by the Trust or any Fund to RSIM, L.P. for the services provided under the Agreement; and

     WHEREAS, the Parties wish to amend the Agreement to state that the Money Market Fund will pay a monthly fee to RSIM, L.P. under the Agreement;

     NOW, THEREFORE, the Parties agree as follows:

(1) Section (4) of the Agreement is hereby deleted in its entirety and replaced with the following:

     "4. COMPENSATION. No fee or compensation is payable to you by the Funds under this Agreement for the services performed or the facilities furnished or expenses assumed by you, except that the RS Money Market Fund will pay a monthly fee to you as full compensation for your services under this Agreement at an annual rate of 0.25% of that Fund's average daily net assets."

(2) EFFECTIVENESS. (a) This Amendment shall become effective on the date first set forth above.

     (b) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, constitute a waiver of any provision of the Amendment and all of the other provisions of the Agreement shall remain in full force and effect.

(3) Miscellaneous.

     (a) ENTIRE AGREEMENT. This Amendment constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communication and prior writings (except as otherwise provided herein) with respect thereto.


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     (b) GOVERNING LAW. This Amendment will be governed by and construed in accordance with the laws of the State of California (without reference to choice of law doctrine).

     A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of State of the Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually, and that the obligations of or arising out of this instrument are not binding upon any of the Trustees, officers, or shareholders individually but are binding only upon the assets and property of the Trust.

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     IN WITNESS WHEREOF, the parties have executed and delivered this document as of the date specified on the first page hereof.

                                               RS INVESTMENT TRUST

                                               By_______________________________
                                                  Name:
                                                  Title:


                                              RS INVESTMENT MANAGEMENT, L.P.

                                               By_______________________________
                                                  Name:
                                                  Title: